EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-20101 and No. 333-13073 of Penn Engineering & Manufacturing Corp. on Form S-8 of our report dated January 29, 1997, appearing in this Annual Report on Form 10-K of Penn Engineering & Manufacturing Corp. for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

March 26, 1997


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